Exhibit 99.1

        TAL INTERNATIONAL GROUP, INC. REPORTS THIRD QUARTER 2005 RESULTS

Purchase, New York, November 16, 2005 - TAL International Group, Inc. (NYSE:
TAL), one of the world's largest lessors of intermodal freight containers, today reported results for the third quarter and nine months ended September 30, 2005. TAL, which was acquired on November 4, 2004 from AEGON N.V. (the "Acquisition"), completed an initial public offering ("IPO") of its common stock on October 17, 2005.

Total revenues for the third quarter 2005 increased 4.0% to $81.1 million compared to $78.0 million in the third quarter of 2004. EBITDA (1) increased 18.5% to $66.1 million for the quarter versus $55.8 million in the prior year period. Adjusted EBITDA (1) was $59.9 million for the quarter versus $58.4 million in last year's third quarter.

Pre-tax loss for the quarter was $8.8 million compared to pre-tax income of $13.2 million in the comparable period of 2004. The pre-tax loss for the 2005 third quarter included a $24.3 million write-off of deferred financing costs related to the senior secured credit facility TAL refinanced in August 2005. The Company also recognized an unrealized gain of $7.6 million on interest rate swaps during the third quarter 2005.

Net loss applicable to common stockholders for the third quarter was $12.3 million, or a net loss of $1.21 per fully diluted common share, versus net income of $8.4 million in the prior year quarter. The net loss for the period included $6.6 million in dividends accrued on preferred stock that was ultimately converted to common stock as part of the Company's recent IPO. The third quarter of 2004 did not have preferred stock dividends or earnings per share as TAL was owned by AEGON N.V. until November 2004.

"We are pleased with our performance in our first reported quarter as a public company," commented Brian M. Sondey, President and CEO of TAL. "We continue to benefit from global trade growth and other favorable market conditions. In the third quarter of this year, the benefits of trade growth were partially offset by an oversupply of new containers, but we expect this imbalance to improve in the near-term. Additionally, utilization for the period was 90%, which is well within our targeted range. Our overall performance for the period was positively impacted by increased equipment trading revenues and ongoing gains on the sale of our used containers as we saw an increase in our third party equipment sales and favorable used container selling prices."

Total revenues for the nine months ended September 30, 2005 increased 1.4% to $239.1 million as compared to $235.8 million in the first nine months of 2004. EBITDA(1) for the nine month period ended September 30, 2005 increased 20.7% to $188.8 million versus $156.4 million for the same period of 2004. Adjusted EBITDA(1) for the first nine months of 2005 was $184.4 million compared to $173.2 million for the same period last year.

Pre-tax income for the first nine months ended September 30, 2005 was $12.5 million compared to $28.9 million for the same period last year. Pre-tax income for the 2005 period included a $24.3 million write-off of deferred financing costs related to the refinancing completed by the Company in August 2005. The Company also recognized an unrealized gain of $9.0 million during the period on interest rate swaps.

Net loss applicable to common stockholders for the first nine months of 2005 was $10.8 million, or a net loss of $1.06 per fully diluted common share, as compared to net income of $18.3 million last year. The net loss in 2005 included $18.7 million of dividends accrued on preferred stock that was subsequently converted to common stock as part of the Company's recent IPO. The comparable period of 2004 did not have preferred stock dividends or earnings per share as TAL was owned by AEGON N.V. until November 2004.

Mr. Sondey added, "In the past year, we made significant strides in recapitalizing our business. These efforts have provided the Company with increased financial flexibility while also greatly reducing our future borrowing costs. Through the IPO and the refinancing transactions, we significantly reduced our outstanding debt and average effective interest rates, and we also eliminated the management fees we were paying to certain stockholders. As a result of these changes, we expect to achieve savings of over $10 million per quarter, assuming interest rates remain at their current levels. Since the IPO occurred in the middle of October, we expect to realize about 80% of these benefits during the fourth quarter of this year. Preferred dividends were also eliminated due to the conversion of preferred stock into common stock in connection with the IPO. With our new capital structure in place, we are now well positioned to strategically invest in our business by growing our container fleet, expanding our customer offerings and pursuing other attractive opportunities as they arise. As a result of these initiatives, we expect our asset and earnings growth to outpace the expansion of global containerized trade."

OUTLOOK

According to Clarkson Research Studies (November 2005 report), growth in the containerized shipping industry, as measured by loaded container liftings, is expected to remain strong through 2006, when it is forecasted to grow by 10.1%. Based on TAL's current equipment investment plans, and certain other operating factors, the Company expects to achieve asset and earnings growth that exceed the average rate of containerized shipping industry expansion through the end of 2006.

Based on the above expectations and the anticipated completion of a refinancing of the Company's asset securitization facility by March of 2006, the Company currently expects to achieve earnings for 2006 in the range of $1.70 to $1.80 per fully diluted share. A deterioration in expected market conditions, particularly slower trade growth, a repeat of the oversupply of new containers experienced in 2005 or a reduction in the sale price of new or used containers could cause our actual results in 2006 to differ from our expectations.

As a result of the Company's IPO and subsequent repayment of its senior unsecured credit facility, TAL will recognize a write-off of $13.8 million in deferred financing costs, net of excess accrued interest, in the fourth quarter of 2005. The Company will also recognize a charge of $3.4 million of unearned compensation during the fourth quarter 2005 related to the vesting of stock options granted to certain employees in April 2005, which became fully vested upon completion of the IPO.

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

FINANCING ACTIVITIES

Effective August 1, 2005, the Company entered into a new asset securitization facility which provides for advances from time to time up to a maximum aggregate principal amount of $875.0 million. The Company used the proceeds of its initial borrowings of $705.0 million under this facility to repay a portion of the outstanding principal amount of the $875.0 million senior secured credit facility that it entered into in connection with the Acquisition. The Company amended and restated the $875.0 million senior secured credit facility, reducing the maximum aggregate commitment amount thereunder to $175.0 million. The Company also used the proceeds from its IPO on October 17, 2005, as well as additional debt financing, to repay the entire outstanding principal balance of $275.0 million and cash interest of $13.0 million owing on its senior unsecured credit agreement.

As a result of the IPO, the Company generated net proceeds of $189.2 million, net of underwriting discounts, commissions and other offering expenses, from the sale of 11.5 million common shares at $18.00 per share. The Company now has approximately 32.9 million common shares issued and outstanding as of the completion of the IPO.

INVESTORS' WEBCAST

TAL will hold a Webcast at 9 a.m. (New York time) on Thursday, November 17th to discuss its fiscal third quarter and nine months results. An archive of the Webcast will be available one hour after the live call through Friday, November 25, 2005. To access the live Webcast or archive, please visit the Company's Web site at http://www.talinternational.com.

ABOUT TAL INTERNATIONAL GROUP, INC.

TAL is one of the world's largest lessors of intermodal freight containers with 19 offices in 12 countries and approximately 199 third party container depot facilities in 40 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of approximately 624,000 containers representing approximately 1,000,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers as measured by fleet size.

CONTACTS
Jeffrey Casucci
Vice President
Treasury and Investor Relations
(914) 697-2900

IMPORTANT CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release regarding TAL International Group, Inc.'s business that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements involve risks and uncertainties, are only predictions and may differ materially from actual future events or results. For a discussion of such risks and uncertainties, see "Risk Factors" in the Company's Registration Statement on Form S-1, File Number 333-126317, filed with the Securities and Exchange Commission.

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

The Company's views, estimates, plans and outlook as described within this document may change subsequent to the release of this statement. The Company is under no obligation to modify or update any or all of the statements it has made herein despite any subsequent changes the Company may make in its views, estimates, plans or outlook for the future.

(1) EBITDA and Adjusted EBITDA are non-GAAP measurements we believe are useful in evaluating our operating and liquidity performance. The Company's definitions and calculations of EBITDA and Adjusted EBITDA are outlined in the attached schedules.

                            -Financial Tables Follow-

The following tables represent the consolidated financial statements of TAL International Group, Inc. ("Successor") for the periods subsequent to the November 4, 2004 Acquisition and the combined consolidated financial statements of Transamerica Maritime Container (the "Predecessor") for the period prior to the acquisition.

                          TAL INTERNATIONAL GROUP, INC.
                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except share data)

                                                                                               SUCCESSOR
                                                                                    ------------------------------
                                                                                    SEPTEMBER 30,     DECEMBER 31,
                                                                                        2005             2004
                                                                                    -------------    -------------
                                                                                     (Unaudited)
ASSETS:
Cash and cash equivalents .......................................................   $      42,866    $      17,668
Accounts receivable, net of allowances of $829 and $225 .........................          30,184           35,014
Net investment in direct finance leases .........................................          70,425           13,262
Leasing equipment, net of accumulated depreciation and allowances of
   $100,723 and $19,029 .........................................................       1,059,093        1,103,423
Leasehold improvements and other fixed assets, net of accumulated depreciation
   and amortization of $1,127 and $566 ..........................................           3,787            4,255
Equipment held for sale .........................................................          28,311           11,578
Goodwill ........................................................................          73,217           73,570
Deferred financing costs ........................................................          22,439           47,343
Other assets ....................................................................          23,495           14,770
                                                                                    -------------    -------------
     Total assets ...............................................................   $   1,353,817    $   1,320,883
                                                                                    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
Accounts payable ................................................................   $      20,895    $       4,580
Accrued expenses ................................................................          59,150           40,039
Income taxes payable ............................................................               -            1,557
Deferred income tax liability ...................................................           6,862            2,393
Debt:
   Asset securitization facility ................................................         695,000                -
   Senior secured credit facility ...............................................          87,000          797,000
   Senior unsecured credit agreement ............................................         275,000          275,000
                                                                                    -------------    -------------
     Total liabilities ..........................................................       1,143,907        1,120,569
Preferred stock, Series A 12.0% cumulative, subject to redemption, 210,000 shares
   authorized, 201,205 and 200,000 shares issued and outstanding, respectively ..         223,669          203,738
Common stock, subject to redemption, 392,034 and 338,367 shares issued and
   outstanding, respectively ....................................................               4                3

Stockholders' equity (deficit):
Preferred stock, $.001 par value, 500,000 shares authorized, none issued ........              --               --
Common stock, $.001 par value, 100,000,000 shares authorized, 9,812,139 shares
   issued and outstanding .......................................................              --               --
Additional paid-in capital ......................................................           4,014               97
Accumulated deficit .............................................................         (14,322)          (3,541)
Unearned compensation ...........................................................          (3,427)              --
Accumulated other comprehensive (loss) income ...................................             (28)              17
                                                                                    -------------    -------------
   Total stockholders' equity (deficit) .........................................         (13,763)          (3,427)
                                                                                    -------------    -------------
     Total liabilities and stockholders' equity (deficit) .......................   $   1,353,817    $   1,320,883
                                                                                    =============    =============

                          TAL INTERNATIONAL GROUP, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS AND COMBINED
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Dollars in thousands, except per share data)

                                                                 SUCCESSOR      PREDECESSOR     SUCCESSOR       PREDECESSOR
                                                               ------------    ------------    ------------    ------------
                                                                    THREE MONTHS ENDED              NINE MONTHS ENDED
                                                                      SEPTEMBER 30,                    SEPTEMBER 30,
                                                               ----------------------------    ----------------------------
                                                                   2005            2004            2005            2004
                                                               ------------    ------------    ------------    ------------
                                                                       (Unaudited)                     (Unaudited)
REVENUES:
Leasing revenues, including income recognized on
  direct financing leases of $1,934, $99, $3,356 and $155,
   respectively ............................................   $     71,001    $     72,701    $    215,084    $    218,389
Equipment trading revenue ..................................          7,774           3,173          17,173           8,790
Management fee income ......................................          1,566           1,679           4,978           5,520
Other revenues .............................................            738             484           1,909           3,122
                                                               ------------    ------------    ------------    ------------
     Total revenues ........................................         81,079          78,037         239,144         235,821
                                                               ------------    ------------    ------------    ------------

EXPENSES:
Equipment trading expenses .................................          6,026           2,326          13,257           6,504
Direct operating expenses ..................................          6,393           6,862          20,428          20,350
Administrative expenses ....................................          9,411           8,372          28,362          25,822
Depreciation and amortization ..............................         29,418          35,914          88,076         107,475
Equipment rental expense ...................................             17           1,402             279           4,217
Provision for doubtful accounts ............................            528             880             567           1,899
Net (gain) loss on sale of leasing equipment ...............         (1,178)            695          (8,133)          6,679
Write-off of deferred financing costs ......................         24,313               -          24,313               -
Interest and debt expense ..................................         21,239           6,722          63,849          20,001
Unrealized (gain) on interest rate swaps ...................         (7,589)              -          (8,975)              -
Other Parent Company charges and management fees ...........          1,346           1,667           4,598          13,969
                                                               ------------    ------------    ------------    ------------
     Total expenses ........................................         89,924          64,840         226,621         206,916
                                                               ------------    ------------    ------------    ------------

(Loss) income before income taxes ..........................         (8,845)         13,197          12,523          28,905
Income tax (benefit) expense ...............................         (3,090)          4,838           4,577          10,561
                                                               ------------    ------------    ------------    ------------
     Net (loss) income .....................................         (5,755)   $      8,359           7,946    $     18,344
                                                                               ============                    ============
Preferred stock dividends ..................................         (6,568)                        (18,727)
                                                               ------------                    ------------
     Net loss applicable to common stockholders ............   $    (12,323)                   $    (10,781)
                                                               ============                    ============

Net loss per common share: Basic and Diluted (a) ...........   $      (1.21)                   $      (1.06)
                                                               ============                    ============

Weighted average number of common shares outstanding -
   basic and diluted .......................................     10,204,173                      10,186,284
                                                               ============                    ============

(a)  For the three and nine month periods ended September 30, 2004, no income
     (loss) per share data has been presented as the Predecessor's results were consolidated with Transamerica Finance Corporation and AEGON N.V.

                           NON-GAAP FINANCIAL MEASURES
                           ---------------------------

We use the terms "EBITDA" and "Adjusted EBITDA" throughout this press release. EBITDA is defined as net income (loss) before interest and debt expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted for certain items which are described in more detail below, which management believes are not representative of our operating performance. Adjusted EBITDA excludes unrealized (gain) on interest rate swaps, other parent company charges and management fees and certain equipment rental expense for equipment previously on operating lease that was subsequently acquired by us.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP, and should not be considered as alternatives to, or more meaningful than, amounts determined in accordance with GAAP, including net income (loss), or net cash from operating activities.

We believe that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because:

o these measures are widely used by securities analysts and investors to measure a company's operating performance without regard to items such as interest and debt expense, income tax expense and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired;

o these measures help investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure, our asset base and certain non-routine events which we do not expect to occur in the future (such as expenses related to our former parent's retention and incentive programs, the payment of management fees pursuant to management agreements which terminated upon the closing of our IPO on October 17, 2005 and certain equipment rental expenses related to containers that we purchased in 2004 and 2005 and, accordingly, no longer lease-in); and

o these measures are used by our management for various purposes, including as measures of operating performance to assist in comparing performance from period to period on a consistent basis, in presentations to our board of directors concerning our financial performance and as a basis for strategic planning and forecasting.

We have provided reconciliations of net income (loss), the most directly comparable GAAP measure, to EBITDA and EBITDA to Adjusted EBITDA in the tables below for the three and nine months ended September 30, 2005 and 2004:

                                                  SUCCESSOR      PREDECESSOR     SUCCESSOR      PREDECESSOR
                                                ------------    ------------   ------------    ------------
                                                     THREE MONTHS ENDED              NINE MONTHS ENDED
                                                        SEPTEMBER 30,                  SEPTEMBER 30,
                                                ----------------------------   ----------------------------
                                                    2005            2004           2005            2004
                                                ------------    ------------   ------------    ------------
Net (loss) income ...........................   $     (5,755)   $      8,359   $      7,946    $     18,344
   Add (subtract):
     Write-off of deferred financing
        costs ...............................         24,313               -         24,313               -
     Interest and debt expense ..............         21,239           6,722         63,849          20,001
     Income tax (benefit) expense ...........         (3,090)          4,838          4,577          10,561
     Depreciation and amortization ..........         29,418          35,914         88,076         107,475
                                                ------------    ------------   ------------    ------------
EBITDA ......................................         66,125          55,833        188,761         156,381
                                                ------------    ------------   ------------    ------------
   Add (subtract):
     Unrealized (gain)
         on interest rate swaps(a) ..........         (7,589)              -         (8,975)              -
     Other parent company charges and
        management fees(b) ..................          1,346           1,667          4,598          13,969
     Certain equipment rental expense(c) ....              -             948              -           2,844
                                                ------------    ------------   ------------    ------------
Adjusted EBITDA .............................   $     59,882    $     58,448   $    184,384    $    173,194
                                                ============    ============   ============    ============

----------
(a) Reflects the reversal of gain on mark-to-market accounting treatment of interest rate swap agreements that we entered into on December 14, 2004.

(b) Reflects the reversal of other parent company charges of $1.7 million and $14.0 million in the three and nine months ended September 30, 2004, respectively. These charges were related to a retention and incentive program established by our former parent and were paid to certain of our employees. Certain of these payments were triggered by the sale of other businesses owned by our former parent. It also reflects the reversal of management fees of $1.3 million and $4.6 million in the three and nine months ended September 30, 2005 payable to our affiliates pursuant to certain management agreements which terminated immediately prior to the consummation of our IPO.

(c) Reflects the reversal of certain equipment rental expense related to containers that we purchased in 2005. The ownership costs associated with these units are now included in depreciation and amortization.

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